Exhibit 99.1

OS Therapies Closes $4.2 million in Warrant Exercise Inducement and Exchange Offer

●	Cash runway extended through 2026, beyond September 30, 2026 sunset date for rare pediatric priority review voucher (PRV) program

●	Additional funding allows Company to advance strategic alternatives for OS Animal Health, close out OST-504 (previously ADXS-504) prostate cancer study and initiate AI-driven next-gen tADC product candidate modeling

NEW YORK-- July 14, 2025 -- OS Therapies (NYSE-A: OSTX) (“OS Therapies” or “the Company”), a clinical-stage immunotherapy and Antibody Drug Conjugate (ADC) biopharmaceutical company, today announced that it has closed its previously announced warrant exercise inducement and exchange offer. The Company raised a total of $4.2 million in gross proceeds from the offering. The Company intends to use the net proceeds primarily to support U.S. and international regulatory and pre-commercial efforts aimed at securing accelerated marketing authorizations for OST-HER2 in the prevention or delay of recurrent, fully resected, pulmonary metastatic osteosarcoma. Additionally, to develop further, advance strategic alternatives for its OS Animal Health subsidiary, close out and report on its OST-504 (previously ADXS-504) prostate cancer study, initiate artificial intelligence (AI)-driven next-gen tADC product candidate modeling and for general corporate purposes. The terms of the warrant exercise inducement and exchange offer are described in greater detail in the Company’s Current Report on Form 8-K filed with the SEC on July 14, 2025.

“The success of this warrant exercise inducement and exchange offer provides us with capital runway through 2026,” said Paul Romness, Chairman and CEO of OS Therapies. “In the next 18 months, we intend to pursue a Biologics Licensing Authorization under the Accelerated Approval Program for OST-HER2 in human osteosarcoma that we anticipate yielding a highly valuable and saleable Priority Review Voucher (“PRV”). We plan to complete evaluation of strategic alternatives for our OST-HER2 canine osteosarcoma program under our wholly owned OS Animal Health subsidiary, and report a final data readout for our OST-504 prostate cancer program. We also intend to initiate an AI-driven product candidate modeling exercise for our tunable ADC program to create new classes of next generation therapeutic candidates that address multiple complementary mechanisms across solid tumors leveraging our unique SiLinkers™ platform.”

Mr. Romness continued, “We remain focused on our regulatory plan: End of Phase 2 Meeting with the FDA in the United States and our Scientific Advice Meetings in the United Kingdom and Europe. This delivers on our core mission of improving the treatment landscape for metastatic osteosarcoma patients. We are cognizant that we have significant value in our pipeline programs that we can now begin to evaluate more thoroughly while minimizing cash spend. With the breadth of the technologies we have assembled, we are poised to begin improving the cancer therapeutic landscape in the years ahead.”

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About OS Therapies

OS Therapies is a clinical stage oncology company focused on the identification, development, and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. OST-HER2, the Company’s lead asset, is an immunotherapy leveraging the immune-stimulatory effects of Listeria bacteria to initiate a strong immune response targeting the HER2 protein. OST-HER2 has received Rare Pediatric Disease Designation (RPDD) from the U.S. Food & Drug Administration and Fast-Track and Orphan Drug designations from the U.S. FDA and European Medicines Agency. The Company reported positive data in its Phase 2b clinical trial of OST-HER2 in recurrent, fully resected, lung metastatic osteosarcoma, demonstrating statistically significant benefit in the 12-month event free survival (EFS) primary endpoint of the study. The Company anticipates submitting a Biologics Licensing Application (BLA) to the U.S. FDA for OST-HER2 in osteosarcoma in 2025 and, if approved, would become eligible to receive a Priority Review Voucher that it could then sell. OST-HER2 has completed a Phase 1 clinical study primarily in breast cancer patients, in addition to showing preclinical efficacy data in various models of breast cancer. OST-HER2 has been conditionally approved by the U.S. Department of Agriculture for the treatment of canines with osteosarcoma.

In addition, OS Therapies is advancing its next-generation Antibody Drug Conjugate (ADC) and Drug Conjugates (DC), known as tunable ADC (tADC), which features tunable, tailored antibody-linker-payload candidates. This platform leverages the Company’s proprietary silicone Si-Linker and Conditionally Active Payload (CAP) technology, enabling the delivery of multiple payloads per linker. For more information, please visit www.ostherapies.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of OS Therapies and members of its management, as well as the assumptions on which such statements are based. This information concerns product candidates that are under clinical investigation and which have not yet been approved for marketing by the U.S. Food and Drug Administration (FDA). These product candidates are currently limited by Federal law to investigational use, and no representation is made as to their safety or effectiveness for the purposes for which they are being investigated. OS Therapies cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to the approval of OST-HER2 by the FDA and other risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other subsequent documents the Company files with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by the federal securities laws, OS Therapies specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

OS Therapies Contact Information:

Investor Relations

Harrison Seidner, PhD

WaterSeid Partners

OSTX@waterseid.com

Public Relations

Stephanie Chen

Elev8 New Media

stephanie@elev8newmedia.com

https://x.com/OSTherapies

https://www.instagram.com/ostherapies/

https://www.facebook.com/OSTherapies/

https://www.linkedin.com/company/os-therapies/